Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Amended and Restated 2016 Long-Term Incentive Plan of Aralez Pharmaceuticals Inc. of our report dated March 9, 2016, with respect to the audited consolidated financial statements of Tribute Pharmaceuticals Canada Inc. as of and for the year ended December 31, 2015 and 2014, which appears in the Current Report on Form 8-K/A of Aralez Pharmaceuticals Inc. filed on March 15, 2016.

/s/ UHY McGovern Hurley LLP

Chartered Professional Accountants

Licensed Certified Accountants

Toronto, Canada

November 9, 2017